Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

650.965.6042 or bfrymire@cybersource.com

CyberSource Announces Fourth Quarter 2006 Financial Results

MOUNTAIN VIEW, Calif. – January 25, 2007 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its fourth quarter ended December 31, 2006.

•	Revenue in the fourth quarter was $20.9 million, a 40% increase over the same period last year.

•	Net income for the fourth quarter of 2006 was $12.5 million on a GAAP basis compared to $5.2 million for the fourth quarter of the prior year. Net income for the fourth quarter of 2006 and 2005 includes a reduction in the tax allowance of $9.9 million and $3.2 million, respectively. Non-GAAP net income, which excludes stock-based compensation expense, the reduction in the tax allowance, the non-cash portion of the tax provision, depreciation and amortization expense, and other non-recurring charges and income was $3.3 million compared to $2.2 million for the fourth quarter of the prior year. A reconciliation of the historical GAAP to non-GAAP measures is attached with the financial statements.

•	GAAP earnings per share for the fourth quarter of 2006 was $0.34 compared to $0.14 in the same period last year. Non-GAAP earnings per share for the fourth quarter was $0.09 compared to $0.06 in the same period last year.

•	Transaction volumes increased to a record 255.2 million during the quarter, a 32% increase over the 192.7 million transactions processed in the same period last year.

•	CyberSource added approximately 1,800 new customers in the fourth quarter of 2006.

Fourth quarter 2006 financial results

Revenue

•	CyberSource’s fourth quarter revenue was $20.9 million, surpassing prior guidance of $19.8 million and a 40% increase compared to $14.9 million in the same period last year.

Gross profit

•	GAAP gross profit was $9.9 million, above prior guidance of $9.4 million.

Operating expenses

•	GAAP operating expenses were $9.0 million, below the company’s prior guidance of $9.3 million.

Net income

•	GAAP net income was $12.5 million, above prior guidance of $0.4 million. Our prior guidance did not take into account any reversals of the tax allowance.

•	Non-GAAP net income was $3.3 million, above prior guidance of $2.5 million.

Earnings per share

•	GAAP earnings per share was $0.34, above prior guidance of $0.01 per share. Our prior guidance did not take into account any reversals of the tax allowance.

•	Non-GAAP earnings per share was $0.09, above prior guidance of $0.07.

Balance sheet

•	Cash, cash equivalents, and short-term investments at the end of the fourth quarter of 2006 were $54.9 million, compared to $54.5 million at the end of the third quarter. The total includes $0.7 million in proceeds from employee stock option exercises and excludes $1.3 million in cash used to repurchase 136,205 shares of the company’s common stock

Cash flow

•	Cash flow from operating activities was $1.6 million during the three months ended December 31, 2006, compared to $1.3 million during the same period last year.

2006 Fiscal Year Financial Highlights

Revenue

•	For the fiscal year ended December 31, 2006, total revenue was $70.3 million compared to $50.5 million for the prior fiscal year, an increase of 39%.

GAAP net income

•	The company recorded GAAP net income of $14.4 million or $0.39 per share for the fiscal year ended December 31, 2006 compared to net income of $9.2 million or $0.26 per share for the prior fiscal year, an increase of 56%.

Non-GAAP net income

•	Non-GAAP net income was $10.5 million or $0.29 per share for the fiscal year ended December 31, 2006 compared to non-GAAP net income of $6.8 million or $0.19 per share for the prior fiscal year, an increase of 54%.

Cash flow

•	Cash flow from operating activities was $9.8 million in 2006 compared to $3.9 million in 2005.

Other developments during the quarter

•	CyberSource signed over 1,800 new customers in the fourth quarter, including: Abe’s of Maine, Iron Mountain Information Management, Shell Global Solutions, Sonoco Products Company and the Smithsonian Institute.

•	Net new customers added this quarter increased the company’s installed base to over 18,000.

•	Existing customers that added new services or renewed agreements during the quarter include: Air Canada, BBC Worldwide, Curves International, Eastman Kodak, Home Depot, and Seagate.

•	Approximately 150 customers selected CyberSource for merchant acquiring account services during the quarter. CyberSource now has approximately 1,400 acquiring customers.

•	CyberSource UK customers processed a record 39.5 million transactions in the fourth quarter of 2006.

•	Findings from CyberSource’s 8th annual fraud survey were released during the quarter. Among the key take-aways:

•	Fraudsters siphoned an estimated $3 billion from U.S. eCommerce in 2006.

•	Though the percent of revenues lost to fraud improved slightly from 1.6% in 2005 to 1.4% in 2006, dollar losses to U.S. eCommerce grew due to the rapid growth of eCommerce sales.

•	The number of merchants using automated decision systems to reduce the likelihood of fraud grew 30%.

•	On November 14, 2006, CustomerSat, Inc. announced that CyberSource was one of 14 recipients of its Achievement in Customer Excellence Award. This is the second consecutive year CyberSource has received the honor. Companies qualify for the award through a combination of customer satisfaction mean scores and top ratings by customers over the course of a year.

Stock buyback program

•	The Board of Directors has authorized the use of up to $10 million for the repurchase of CyberSource common stock. The purchases will be made in the open market from time to time over the next twelve months as market and business conditions warrant. All purchases are subject to the availability of shares and, accordingly, there is no guarantee as to the timing or number of shares to be repurchased, if any. During 2006, the Company repurchased 268,005 shares of common stock at an average price per share of $9.18 for a total cost of approximately $2.5 million.

Guidance for the first quarter and full fiscal year 2007:

CyberSource is providing guidance for the first quarter of 2007 and for the full fiscal year 2007 based on information available as of January 25, 2007.

•	For the first quarter ending March 31, 2007: Total revenue is expected to be $20.6 million. Transaction and support revenue is expected to be $19.3 million, of which $0.4 million is expected from BidPay. Enterprise software revenue is expected to be $0.6 million and professional services revenue is expected to be $0.7 million. The company expects to process between 245 and 250 million transactions in the first quarter. GAAP gross profit is expected to be $9.3 million, while GAAP operating expenses are expected to be $10.4 million. The company expects to record a GAAP net loss for the first quarter of $0.3 million or ($0.01) per share based on a weighted average share count of 37 million shares. Non-GAAP net income for the first quarter is expected to be $1.4 million and non-GAAP earnings per share is expected to be $0.04 based on a weighted average share count of 37 million shares.

•

For the full year 2007: Total revenue is expected to be between $90 and $95 million, GAAP gross profit is expected to be between $44 and $46 million, and GAAP operating expenses are expected to be between $40 and $43 million. GAAP net income for 2007 is expected to be between $3.5 and $4 million or $0.09 to $0.11 per share. GAAP earnings per share is based on a weighted average share count of 38 million shares. Guidance does not take into account any further reductions in the company’s valuation allowance against its deferred tax asset, which would result in a tax benefit during the period of the reduction. CyberSource will continue to evaluate whether a further reduction is appropriate. Non-GAAP net income for the full year 2007 is expected to be between $13.5 and $14.5 million or $0.36 to $0.38 per share. Non-GAAP earnings per share is based on a weighted average share count of 38 million shares.

Public call/web cast details

CyberSource will host a public conference call today, January 25, 2007 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the fourth quarter and fiscal year results. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through February 4, 2007.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 5779846.

A taped replay of this call will be available through February 4, 2007. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (local or international). The call’s ID number is 5779846.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Over 18,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

GAAP versus non-GAAP Results and Guidance

In addition to financial results presented on a GAAP basis, the company has provided non-GAAP measures of gross profit, operating expenses, net income and earnings per share, which are adjusted to exclude certain non-cash items. For purposes of this release, non-GAAP gross profit, operating expenses, net income and earnings per share exclude stock based compensation expense under SFAS 123R, the non-cash portion of the income tax provision, a reduction in the tax allowance, depreciation and amortization expense, and other non-recurring charges and income. A reconciliation of the historical GAAP to non-GAAP measures is attached with the financial statements. The company believes that presentation of non-GAAP financial measures may provide investors with additional meaningful and relevant financial information. Management believes the non-GAAP measures help indicate trends in the company’s business, and management uses the non-GAAP measures to plan and forecast future periods. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP. Furthermore, non-GAAP information may not be comparable across companies, as other companies may use different non-GAAP measures. The company does not provide guidance for certain financial measures such as depreciation and stock-based compensation expense and as a result, is not able to provide a reconciliation of GAAP and Non-GAAP financial measures for forward-looking data. The company intends to calculate the various Non-GAAP financial measures in future periods consistent with the methodology used in the three and twelve months ended December 31, 2006, as presented in this release.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding: financial guidance including, without limitation, those regarding revenue, transaction volume, gross profit, operating expenses, net income, earnings per share, and deferred tax assets. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in Generally Accepted Accounting Principles and the application thereof, changes in customer needs, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward- looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 10, 2006, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2007 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. Bidpay is a registered trademark in the U.S. All other brands and product names are trademarks or registered trademarks of their respective companies.

(Tables follow)

CyberSource Corporation

GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Transaction and support	$19,270	$13,326	$63,304	$43,184
Enterprise software	756	695	3,041	3,693
Professional services	883	889	3,905	3,634

Total revenues	20,909	14,910	70,250	50,511

Cost of revenues:
Transaction and support	10,484	5,561	32,343	17,689
Enterprise software	100	178	272	842
Professional services	421	515	2,012	1,961

Total cost of revenues	11,005	6,254	34,627	20,492

Gross profit	9,904	8,656	35,623	30,019

Operating expenses:
Product development	2,467	2,143	9,283	8,000
Sales and marketing	3,804	2,964	14,443	11,140
General and administrative	2,777	1,922	9,861	6,031

Total operating expense	9,048	7,029	33,587	25,171

Income from operations	856	1,627	2,036	4,848
Other income	(59)	—	341	—
Interest income, net	676	424	2,344	1,324

Income before taxes	1,473	2,051	4,721	6,172
Income tax benefit	(10,987)	(3,146)	(9,690)	(3,074)

Net income	12,460	$5,197	14,411	$9,246

Basic net income per share	$0.36	$0.15	$0.42	$0.28

Diluted net income per share	$0.34	$0.14	$0.39	$0.26

Weighted average number of shares used in computing basic net income per share	34,888	33,839	34,623	33,464

Weighted average number of shares used in computing diluted net income per share	36,667	36,158	36,593	35,811

Non-GAAP Financial Metrics:
Gross profit	$10,440	$8,789	$37,313	$30,504
Operating expenses	7,813	6,974	29,049	24,881
Net income	3,283	2,193	10,515	6,829
Basic net income per share	0.09	0.07	0.30	0.20
Diluted net income per share	$0.09	$0.06	$0.29	$0.19

CyberSource Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
GAAP gross profit	$9,904	$8,656	$35,623	$30,019
Add FAS123R expense	195	—	596	—
Add depreciation expense	319	133	1,020	485
Add amortization of intangible assets	22	—	74	—

Non-GAAP gross profit	10,440	8,789	37,313	30,504

GAAP operating expenses	9,048	7,029	33,587	25,171
Less FAS123R expense	(1,095)	—	(4,090)	—
Less depreciation expense	(129)	(55)	(410)	(290)
Less amortization of intangible assets	(11)	—	(38)	—

Non-GAAP operating expenses	7,813	6,974	29,049	24,881

GAAP net income	12,460	5,197	14,411	9,246
Add FAS123R expense	1,290	—	4,686	—
Add depreciation expense	448	188	1,430	775
Add amortization of intangible assets	33	—	112	—
Less reversal of valuation allowance	(11,132)	(3,192)	(9,908)	(3,192)
Less settlement proceeds*	—	—	(400)	—

Non-GAAP net income	3,283	2,193	10,515	6,829

GAAP basic net income per share	0.36	0.15	0.42	0.28
Add FAS123R expense	0.04	—	0.14	—
Add depreciation expense	0.01	0.01	0.04	0.02
Add amortization of intangible assets	—	—	—	—
Less reversal of valuation allowance	(0.32)	(0.09)	(0.29)	(0.10)
Less settlement proceeds*	—	—	(0.01)	—

Non-GAAP basic net income per share	0.09	0.07	0.30	0.20

GAAP diluted net income per share	0.34	0.14	0.39	0.26
Add FAS123R expense	0.04	—	0.13	—
Add depreciation expense	0.01	0.01	0.04	0.02
Add amortization of intangible assets	—	—	—	—
Less reversal of valuation allowance	(0.30)	(0.09)	(0.26)	(0.09)
Less settlement proceeds*	—	—	(0.01)	—

Non-GAAP diluted net income per share	$0.09	$0.06	$0.29	$0.19

*	In April 2006, CyberSource received $400,000 as consideration for dismissing a lawsuit that CyberSource filed against CardSystems Solutions, Inc. in October 2005.

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$21,701	$14,383
Short-term investments	33,243	32,618
Accounts receivable, net	9,614	8,592
Prepaid expenses and other current assets	1,823	2,843
Deferred income taxes	2,320	3,192

Total current assets	68,701	61,628

Property and equipment, net	3,618	2,542
Intangible assets, net	2,845	—
Non-current deferred income taxes	9,629	—
Other noncurrent assets	2,250	1,157

Total assets	$87,043	$65,327

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$409	$519
Other accrued liabilities	6,056	5,944
Deferred revenue	1,950	1,931

Total current liabilities	8,415	8,394

Total stockholders’ equity	78,628	56,933

Total liabilities and stockholders’ equity	$87,043	$65,327

CyberSource Corporation

Consolidated Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,460	$5,197	$14,411	$9,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	481	188	1,542	775
Tax benefit from employee stock options	—	93	—	93
Gain on investment in joint venture	(41)	—	(41)	—
Stock-based compensation	1,290	—	4,686	—
Changes in operating assets and liabilities:
Accounts receivable	(1,307)	(1,609)	(1,022)	(1,992)
Prepaid expenses and other current assets	(40)	51	1,020	(722)
Deferred income taxes	(10,985)	(3,192)	(9,756)	(3,192)
Other noncurrent assets	(169)	(355)	(1,021)	(872)
Accounts payable	(230)	(59)	(110)	127
Accrued liabilities	320	864	112	395
Deferred revenue	(197)	163	19	91

Net cash provided by operating activities	1,582	1,341	9,840	3,949

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(625)	(401)	(2,506)	(1,571)
Acquisition of BidPay.com	—	—	(1,990)	—
Purchases of short-term investments	(18,368)	(17,702)	(58,842)	(67,515)
Maturities of short-term investments	17,928	17,416	58,239	66,572

Net cash used in investing activities	(1,065)	(687)	(5,099)	(2,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes receivable	—	(175)	—	(175)
Proceeds from issuance of common stock	691	649	4,672	2,966
Repurchase of common stock	(1,338)	—	(2,461)	(2,405)

Net cash provided (used) in financing activities	(647)	474	2,211	386
Effect of exchange rate changes on cash	197	(327)	366	(490)

Increase in cash and cash equivalents	67	801	7,318	1,331
Cash and cash equivalents at beginning of period	21,634	13,582	14,383	13,052

Cash and cash equivalents at end of period	$21,701	$14,383	$21,701	$14,383